June 22, 2020

USAA Mutual Funds Trust

15935 La Cantera Parkway

San Antonio, TX 78256

Ladies and Gentlemen:

We have acted as counsel to USAA Mutual Funds Trust, a Delaware statutory trust (the "Trust"), in connection with the Trust's registration statement on Form N-14 (the "Registration Statement"), to be filed with the U.S. Securities and Exchange Commission (the "Commission") on or about June 22, 2020, registering Fund Shares of beneficial interest in USAA Target Retirement Income Fund (the "Acquiring Fund"), a series of the Trust (the "Shares"), under the Securities Act of 1933, as amended (the "Securities Act"). The Shares are to be issued pursuant to a plan of reorganization and termination (the "Reorganization Plan") adopted by the Trust, on behalf of the Acquiring Fund and USAA Target Retirement 2020 Fund (the "Acquired Fund"), another series of the Trust. The Reorganization Plan provides for (1) the transfer of all of the Acquired Fund's assets to the Acquiring Fund in exchange solely for shares of the Acquiring Fund, which have rights, powers, privileges, obligations, and other characteristics identical to shares in the Acquired Fund, and the Acquiring Fund's assumption of all the Acquired Fund's liabilities;

(2)the distribution of the Shares pro rata to the Acquired Fund's shareholders in exchange for their Acquired Fund shares and in complete liquidation thereof; and (3) the Acquired Fund's termination, all on the terms and conditions set forth in the Reorganization Plan.

This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act and Item 16(11) of Form N-14 under the Securities Act.

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)the combined information statement and prospectus, including the Reorganization Plan attached as Appendix A thereto, and statement of additional information filed as part of the Registration Statement (collectively, the "Information Statement/Prospectus");

(ii)the Trust's certificate of trust, governing instrument, and bylaws in effect on the date of this opinion letter; and

(iii)the resolutions adopted by the trustees of the Trust relating to the Registration Statement, the establishment and designation of the Acquiring Fund and the Shares, and the authorization for issuance and delivery of the Shares pursuant to the Reorganization Plan.

K&L GATES LLP

1601 K STREET NW WASHINGTON DC 20006-1600 T +1 202 778 9000 F +1 202 778 9100 klgates.com

We also have examined and relied on certificates of public officials and, as to certain matters of fact that are material to our opinions, we have relied on a certificate of an officer of the Trust. We have not independently established any of the facts on which we have so relied.

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact. We have not independently verified any of these assumptions.

The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the Delaware Statutory Trust Act and the provisions of the Investment Company Act of 1940 that are applicable to equity securities issued by registered open-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

Based upon and subject to the foregoing, it is our opinion that (1) the Shares to be issued pursuant to the Registration Statement, when issued and delivered to the Acquired Fund in accordance with the terms and conditions of the Reorganization Plan, will be validly issued, and

(2)the shareholders of the Acquired Fund receiving the Shares in exchange for their shares of the Acquired Fund and in complete liquidation of the Acquired Fund as provided by the Reorganization Plan will have no obligation to make any further payments for the receipt of the Shares or contributions to the Trust solely by reason of their ownership of the Shares.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement. In giving our consent we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP

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